Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125581

Prospectus Supplement No. 6 dated October 26, 2006
(to Prospectus dated December 9, 2005)

17,000,000 Shares
CurrencyShares SM Euro Trust

        This Prospectus Supplement No. 6 amends and supplements our prospectus dated December 9, 2005 (the “Prospectus”) and, only with respect to the identification of parties who have signed Participant Agreements, supersedes the applicable portions of Prospectus Supplement No. 2 dated May 10, 2006 (“Prospectus Supplement No. 2”). This prospectus Supplement No. 6 should be read in conjunction with, and must be delivered with, the Prospectus, Prospectus Supplement No. 2 (which remains in effect with respect to the Quarterly Report on Form 10-Q attached thereto), Prospectus Supplement No. 3 dated June 14, 2006, Prospectus Supplement No. 4 dated September 14, 2006 and Prospectus Supplement No. 5 dated September 26, 2006 (collectively, the “Prospectus Supplements”).

        Subsequent to the filing of the Prospectus and Prospectus Supplement No. 2, Credit Suisse Securities (USA) LLC has signed a Participant Agreement. The language in the Prospectus identifying parties who have executed Participant Agreements is replaced as follows.

        Under the heading “Creation and Redemption of Shares” on page 31 of the Prospectus, the first full paragraph, third sentence states: “As of May 5, 2006, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Goldman Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Lehman Brothers, Inc. and Merrill Lynch Professional Clearing Corp. has each signed a Participant Agreement, and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        This sentence is hereby replaced with the following sentence: “As of October 26, 2006, Bear Hunter Structured Products LLC, Bear, Stearns & Co. Inc., Credit Suisse Securities (USA) LLC, Goldman Sachs & Co., Goldman Sachs Execution & Clearing, L.P., Lehman Brothers, Inc. and Merrill Lynch Professional Clearing Corp. has each signed a Participant Agreement, and, upon the effectiveness of its Participant Agreement, each may create and redeem Baskets.”

        All of the other portions of the Prospectus, as amended by the Prospectus Supplements (including Prospectus Supplement No. 2, as modified herein), shall remain unchanged. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Prospectus.

The date of this Prospectus Supplement is October 26, 2006